EXHIBIT 10.12
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of July 27, 2017, is by and among HEALTHCARE STAFFING, INC. (the “Company”), NOVATION COMPANIES, INC. (“Parent”), and RICHARD RECTOR (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company’s entry into an employment agreement with Executive is a condition to closing the transactions contemplated by the Stock Purchase Agreement, dated as of February 1, 2017 (the “Purchase Agreement”), by and among Parent, Novation Holding, Inc. (“Buyer”), Butler America, LLC (“Seller”), and the Company, including Buyer’s acquisition of all of the outstanding shares of capital stock of the Company from Seller (the “Acquisition”);

WHEREAS, Executive currently serves as the President of the Company; and

WHEREAS, the Company desires to employ Executive as President of the Company following the Closing (as defined in the Purchase Agreement), and the parties hereto desire to enter into this Agreement embodying the terms of such employment to become effective on the Closing Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the parties contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Title and Job Duties.

(a) Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as President of the Company. In this capacity, Executive shall have the same duties, authorities and responsibilities that Executive had immediately prior to the Closing, which are commensurate with those of persons in similar capacities in similarly sized companies, including awarding bonuses to employees of the Company at Executive’s discretion under the Company’s management bonus plans and such other duties, authorities and responsibilities as the Board of Directors of the Company (the “Board”) shall designate from time to time that are not inconsistent with Executive’s position as President of the Company.

(b) Executive accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company. Executive agrees to carry out and abide by all lawful directions of the Board that are consistent with his position as President of the Company.

(c) Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Board, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder; provided that the foregoing shall not prevent Executive from (i) serving on the boards of directors of, or holding any other offices or positions in non-profit organizations and, with the prior written approval of the Company, other for-profit companies, (ii) participating in charitable, civic, educational, professional, community or activities in the aggregate do not materially interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.

2.    Salary and Additional Compensation.

(a) Base Salary. During the Term, the Company shall pay to Executive an annual base salary of $225,000 (the “Base Salary”), less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures.

(b) Quarterly Bonus. Executive shall be eligible to earn a bonus each calendar quarter (the “Quarterly Bonus”) as set forth below. The Quarterly Bonus, if any, shall be paid, less applicable withholdings and deductions, within the thirty (30) day period following the end of the calendar quarter in which such Quarterly Bonus was earned.

Provided the Company achieves a budgeted earnings before interest, taxes, and amortization (“EBITA”) at an amount to be determined by the Company and approved by the Board each calendar quarter, Executive shall earn a bonus as follows:

Projected Budget Achieved	Bonus
Below 95%	None
95% to 100%	3.5% of EBITA
100.01% to 105%	4% of EBITA
105.01% to 110%	6% of EBITA
110.01% to 115%	7.5% of EBITA
115.01% and above	10% of EBITA

(c)    Options.    Executive shall be eligible to participate in Parent’s 2015
Incentive Stock Plan (the “2015 Plan”) and such other similar equity incentive plans established by Parent, subject to grants of awards at the discretion of the Compensation Committee of Parent’s Board of Directors (the “Compensation Committee”) and in accordance with the provisions of such plan as the same may be in effect from time to time.

(d) Restricted Stock. On the Closing Date and upon approval of the Compensation Committee, Executive shall be granted one million (1,000,000) restricted shares of Parent’s common stock (the “Restricted Shares”), to be issued to Executive pursuant to the terms and conditions of this Agreement and the 2015 Plan. The Restricted Shares shall vest as follows: forty percent (40%) on the first anniversary of the Closing Date; thirty-five percent (35%) on the second anniversary of the Closing Date; and twenty-five percent (25%) on the third anniversary of the Closing Date.

3.    Benefits.

(a) Vacation. Executive shall be entitled to vacation in accordance with the Company’s standard vacation policy extended to employees of the Company generally, at levels commensurate with Executive’s position.

(b)    Health Insurance and Other Plans. Executive shall be eligible to participate in the Company’s medical and other employee benefit programs, if any, that are provided by the Company for its employees generally, at levels commensurate with Executive’s position, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

(c) Key Man Insurance. The Company shall have the right to obtain and maintain insurance policies against the Death or Disability (each as defined below) of Executive, in such amounts as the Company, or the affiliate seeking such coverage, deems appropriate, and to name itself as beneficiary under any such policy. Executive shall promptly submit to such medical examinations and provide information as the insurers for such policies may reasonably require.

(d) Automobile Allowance. The Company agrees to provide Executive with the private use of a Company owned or leased automobile during the Term in accordance with the Company’s car allowance policy, if any. In the alternative, the Company agrees to pay to Executive, during the Term, a reasonable amount per month as an automobile allowance to be used to purchase, lease, own, operate and/or maintain a vehicle in accordance with the Company’s car allowance policy, if any.

4. Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable business expenses properly and reasonably incurred and paid by Executive in the performance of his duties under this Agreement upon his presentment of reasonably detailed receipts in the form required by the Company’s policy. The Company shall reimburse Executive for the costs associated with business related flights for which Executive utilizes his flying club, upon presentment of reasonably detailed receipts in the form required by the Company’s policy.

5. Term of Employment. The terms set forth in this Agreement will commence on the Closing Date and shall remain in effect until termination pursuant to Section 6 below, provided that the terms set forth in Sections 8, 9 and 10 below shall survive.

6.    Termination.

(a)    Termination at the Company’s Election.

(i) For Cause. At the election of the Company, Executive’s employment may be terminated for Cause (as defined below) immediately upon written notice to Executive. For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to or is indicted for or convicted of a felony under federal or state law or a crime under federal or state law which involves Executive’s fraud or dishonesty; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) fails to reasonably perform the responsibilities of his position; (D) engages in misconduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement or written policy of the Company, provided that for subsections (C) through (E), if the breach reasonably may be cured, Executive has been given at least thirty (30) days after Executive’s receipt of written notice of such breach from the Company to cure such breach. Whether or not such breach has been cured will be determined in the judgment of the Board.

(ii) Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment may be terminated without Cause: (A) should Executive, by reason of any medically determinable physical or mental impairment, become unable to perform, with or without reasonable accommodation, the essential functions of his job for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days (a “Disability”); (B) upon Executive’s death (“Death”); or (C) upon thirty (30) days’ written notice to Executive for any other reason or for no reason at all (“Without Cause”).

(b)    Termination at Executive’s Election.

(i) For Good Reason. At Executive’s election, Executive’s employment may be terminated for Good Reason (as defined below) by providing written notice to the Company pursuant to Section 12 of this Agreement. For purposes of this Agreement, “Good Reason” shall be deemed to exist if the following actions occur without Executive’s consent: (A) a material diminution in Executive’s Base Salary; or (B) a material diminution in Executive’s title, authority, duties or responsibilities under this Agreement. In the event any of the occurrences in (A) and (B) above have occurred, Executive will give the Company written notice of Executive’s intention to so terminate Executive’s employment for Good Reason, with such notice: (i) to state in reasonable detail the particular acts or failures to act that constitute the grounds on which the proposed termination for Good Reason is based; and (ii) to be given within thirty (30) days after the first occurrence of such acts or failures to act. The Company shall have thirty (30) days following receipt of such notice to cure such acts or failures to act. If the Company has not cured such acts or failures to act within the thirty (30) day cure period, then Executive’s employment shall terminate for Good Reason.

(ii) Voluntary Resignation. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason whatsoever or for no reason at all in Executive’s sole discretion by giving thirty (30) days’ written notice to the Company pursuant to Section 12 of this Agreement (“Voluntary Resignation”).

7.    Payments Upon Termination of Employment.

(a) Termination for Cause, Death, Disability or Voluntary Resignation. If Executive’s employment is terminated by the Company for Cause, Death or Disability or is terminated by Executive as a Voluntary Resignation, then the Company shall pay or provide to Executive the following amounts only: (i) his Base Salary accrued up to and including the date of termination or resignation, paid within thirty (30) days or at such earlier time required by applicable law; (ii) accrued, unused vacation time, paid in accordance with the Company’s written policies and applicable law; (iii) unreimbursed expenses, paid in accordance with this Agreement and the Company’s written policies; and (iv) accrued benefits under any Company benefit plan, paid pursuant to the terms of such benefit plan (collectively, the “Accrued Obligations”).

terminates Executive’s employment Without Cause or if Executive terminates his employment with Good Reason, the Company shall pay to Executive the Accrued Obligations and severance payments and/or benefits as follows: (i) Executive’s Base Salary for a period of six (6) months, to be paid in installments in accordance with the Company’s standard payroll practices; and (ii) immediate vesting of any Restricted Shares that are scheduled to vest within one year after the date of termination of employment, if any, pursuant to the 2015 Plan. Such payments and/or benefits are subject to Executive’s execution and delivery of a general release (that is no longer subject to revocation under applicable law) of the Company, its parents, subsidiaries and affiliates and each of their respective officers, directors, employees, agents, successors and assigns in the form attached hereto as Exhibit A (the “General Release”). All payments under clause (i) above shall begin to be made within sixty (60) days following termination of employment; provided, however, that to the extent required by Code Section 409A (as defined below), if the sixty (60) day period begins in one calendar year and ends in the second calendar year, all payments will be made in the second calendar year. The payments under this Section
7(b) shall immediately cease should Executive violate any of the obligations set forth in Sections
8, 9 and 10 below.

8.    Confidentiality.

(a) Executive understands that during the Term, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company or any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets or equipment designs, including information disclosed to the Company or any of its Affiliated Entities by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all policies and procedures of the Company and its Affiliated Entities concerning such Confidential Information. Executive further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information in the good faith performance of his duties for the Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of Executive or any representative of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

(b) During Executive’s employment, upon the Company’s request, or upon the termination of his employment for any reason, Executive will promptly deliver to the supplier lists, cost and profit data, e-mail, apparatus, laptops, computers, smartphones, tablets or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control.

9.    Assignment of Intellectual Property.

(a) Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment with the Company. Executive agrees that the Company owns any such Creations, and Executive hereby assigns and agrees to assign to the Company all moral and other rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. The Company and Executive understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information (“Executive Creations”) unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities, or (ii) results in any way from his work at the Company.

(b) In any jurisdiction in which moral rights cannot be assigned, Executive hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Executive may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its Affiliated Entities claiming that Executive’s moral rights to the Creations have been violated.

(c) Executive agrees to reasonably cooperate with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company, acting reasonably, may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph, all to the exclusion of Executive’s Creations.

10.    Non-Competition; Non-Solicitation.

(a) During Executive’s employment with the Company or its Affiliated Entities and for twenty-four (24) months following the termination thereof for any reason (the “Restricted Period”), the Executive shall not, within the Territory (as defined below) directly or indirectly, own, manage, operate, control, consult with, be employed by, participate in the ownership, management, operation or control of, or otherwise render services to or engage in, any business engaged in or competitive with the businesses conducted by the Company or any of its Affiliated Entities; provided, that the Executive’s ownership of securities of 2% or less of any publicly traded class of securities of a public company shall not violate this paragraph.

(b) Throughout the Restricted Period, the Executive shall not solicit for business or accept the business of, any person or entity who is, or was at any time within the previous twelve (12) months, a Customer (as defined below) of the Company or any of its Affiliated Entities.

(c) Throughout the Restricted Period, the Executive shall not, directly or indirectly, employ, solicit, for employment, or otherwise contract for or hire, the services of any individual who is then an employee of or consultant to the Company or any of its Affiliated Entities or who was an employee of the Company or any of its Affiliated Entities during the twelve (12) month period preceding the termination of his employment.

(d) Throughout the Restricted Period, the Executive shall not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, consultant, representative, officer, or director of the Company or any of its Affiliated Entities to cease their relationship with the Company or any of its Affiliated Entities for any reason.

(e) For purposes of this Agreement, the term “Territory” shall mean throughout the area comprising the Company’s or any of its Affiliated Entities, as applicable, market for its services and products within which area Executive was materially concerned during the twelve (12) month period prior to the termination of Executive’s employment.

(f) For purposes of this Agreement, the term “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit, public, privately held, or owned by the United States government that is a business entity or individual with whom the Company or any of its Affiliated Entities has done business or with whom Executive has actively negotiated with during the twelve (12) month period preceding the termination of Executive’s employment.

(g) Executive and the Company agrees that in the event a court determines the length of time, territory or activities prohibited under this Agreement are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

11. Representation and Warranty. Executive represents and warrants to the Company that he is not subject to any agreement restricting his ability to enter into this Agreement and fully carry out his duties and responsibilities hereunder. Executive hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including reasonable attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

12. Notice. Any notice or other communication required or permitted to be given to any of the parties hereto shall be deemed to have been given when personally delivered, or one business day after being sent by nationally recognized overnight courier, and addressed as follows:

If to Executive, to:
the address shown on the records of the Company. If to the Company, to:
Healthcare Staffing, Inc.
1724 Phoenix Parkway
Building 600
College Park, GA 30349
Attention: Board of Directors with copies to:
Novation Companies, Inc.
500 Grand Boulevard, Suite 201B Kansas City, MO 64106
Attention: Rodney E. Schwatken

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Adam W. Finerman, Esq.

13. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

14. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia without regard to the conflict of laws provisions thereof. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any appropriate state court of record in the state of Georgia, over any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such Georgia state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

15.    Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A the United States Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered accordingly.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)    If Executive is a specified employee within the meaning of Section
409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six (6) months after Executive’s “separation from service” that, absent the application of this Section 15(e), would be subject to additional tax imposed pursuant to Code Section 409A as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) six (6) months after Executive’s “separation from service,” or (ii) Executive’s death.

16. Waiver. The waiver by any of the parties hereto of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

17. Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, except that the Company may not assign this Agreement without Executive’s prior written consent, except to an acquirer of all or substantially all of the assets of the Company.

18. Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 8, 9 and 10 would result in material irreparable injury to the goodwill of the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 8, 9 and 10 of this Agreement, in addition to all other remedies available at law or in equity.

19. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

20. Entire Agreement. This Agreement embodies all of the representations, warranties and agreements between the parties hereto relating to Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the parties hereto relating to Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment. This Agreement may not be amended or modified except by a writing signed by each of the parties hereto. Sections 8, 9 and 10 of this Agreement shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date above.

HEALTHCARE STAFFING, INC.

/s/ Rodney E. Schwatken

Rodney E. Schwatken
Vice President, Secretary & Treasurer

NOVATION COMPANIES, INC.

/s/ Rodney E. Schwatken
Name: Rodney E. Schwatken
Title:     Chief Executive Officer

Agreed to and Accepted:

/s/ Richard M. Rector

Richard Rector

EXHIBIT A
AGREEMENT AND RELEASE

Agreement and Release (“Agreement”) executed this day of , 20, by and between RICHARD RECTOR (“Executive”) with an address at and HEALTHCARE STAFFING,    INC. (the “Company”) with an address at _______.

1.    Executive’s employment shall be terminated effective (“Termination Date”). As of that date, Executive’s duties, responsibilities, office and title shall cease. Capitalized terms used without definition in this Agreement shall have the meanings set forth in the Employment Agreement by and between Executive and the Company, dated as of ,2017 (the “Employment Agreement”).

2. (a) If Executive’s employment terminates pursuant to Sections 6(a)(ii)(C) or (b)(i) of the Employment Agreement, then within ten days of the Release Effective Date (as defined below), the Company shall begin to pay to Executive the severance payments described in Section 7(b) of the Employment Agreement in accordance with the terms set forth therein, and the Company’s standard payroll procedures.

(b) The Company and Executive agree that in the event that any of the severance payments in this Section 2 constitute deferred compensation within the meaning of Code Section 409(A), such payment or payments that constitute nonqualified deferred compensation within the meaning of the Code shall not be made prior to the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of the “separation from service” of Executive, and (B) thirty (30) days from the date of Executive’s death (within the meaning of the Code).

3. Executive agrees and acknowledges that the payments and/or benefits provided in Section 2 above exceed any payments and benefits to which Executive would otherwise be entitled under any policy, plan, and/or procedure of the Company absent his signing this Agreement. Executive acknowledges that he has been paid for work performed up to and including the Termination Date and for accrued but unused vacation.

4. [IF EXECUTIVE IS OVER 40 AT THE TIME OF TERMINATION] Executive shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement. Executive may accept this Agreement at any time within the twenty-one (21) day period by executing it and returning it to the Board at , no later than 5:00 p.m. on the twenty-first (21st) day after Executive’s receipt of this Agreement. Thereafter, Executive will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to the Board at the address listed above, and delivering it to the Board no later than 5:00 p.m. on the seventh (7th) day following the date Executive signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day following Executive’s signing of this Agreement (the “Release Effective Date”), provided Executive does not revoke the Agreement during the revocation period. In the event Executive does not accept this Agreement as set forth above, or in the event Executive revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the severance payments referred to in Section 2 above, shall automatically be deemed null and void.

5. (a) In consideration of the severance payments referred to in Section 2 above, Executive for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its and their employee benefit and/or pension plans and funds (except to the extent Executive has remaining rights under such benefit and/

or pension plans and funds, in which case they are not released), and any and all of its and their past or present officers, directors, stockholders, agents, trustees, administrators, employees and assigns (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date, except for the obligations of the Company under this Agreement.

(b) Without limiting the generality of the foregoing subsection (a), this Agreement is intended to and shall release the Releasees from any and all claims arising out of Executive’s employment with Releasees and/or the termination of Executive’s employment, including but not limited to any claim(s) under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended, (ii) the Americans with Disabilities Act, as amended, (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law), (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act, (v) the Georgia Fair Employment Practices Act, (vi) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional), (vii) the terms and conditions of Executive’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination, and (viii) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

(c) Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law. Nevertheless, Executive understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Sections 5(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

6. (a) Executive agrees that he has not and will not engage in any conduct that is injurious to the Company’s or any of the Releasees’ reputation or interest, including but not limited to publicly disparaging (or inducing or encouraging others to publicly disparage) the Company or the Releasees.

(b) Executive acknowledges that he has returned to the Company any and all originals and copies of documents, materials, records, credit cards, keys, building passes, computers, blackberries and other electronic devices and other items in his possession or control belonging to the Company or containing proprietary information relating to the Company.

(c) Executive acknowledges that the terms of Section 8 (Confidentiality), Section 9 (Assignment of Intellectual Property), and Section 10 (Non-Competition; Non- Solicitation) of the Employment Agreement are incorporated herein by reference, and Executive agrees and acknowledges that he is bound by their terms.

7. (a) Executive will cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge during the period for which the severance payment is being made.

(b) Executive agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to Executive’s employment with the Company, he will give prompt notice of such request to the Board, and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

8. The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Executive to any person or entity without the prior written consent of the Board, except if required by law, and to Executive’s accountants, attorneys, and spouse, provided that they agree to maintain the confidentiality of this Agreement. Executive further represents that he has not disclosed the terms and conditions of this Agreement to anyone other than his attorneys, accountants and spouse.

9. The making of this Agreement is not intended, and shall not be construed, as an admission that any of the Releasees has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Executive.

10. The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

11. Executive acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

12. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

13. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release or any of the covenants provided for by Section 5 and/or Section 6 above is illegal, void, or unenforceable, Executive agrees to execute a release, waiver and/or covenant with substantially similar provisions that is legal and enforceable. Finally, any breach of any of the terms of Sections 6, 7 and/or 8 above shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief in a court of competent jurisdiction.

14. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia, without regard to the conflict of laws provisions thereof. Actions to enforce the terms of this Agreement, or that relate to Executive’s employment with the Company, shall be submitted to the exclusive jurisdiction of any appropriate state court of record in Georgia.

15. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

16.    This Agreement (including any exhibits attached hereto) constitutes the complete understanding between the parties with respect to the termination of Executive’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

Dated:

Richard Rector

HEALTHCARE STAFFING, INC.

By:	Date: Name:
Title: